Exhibit 16.1

Securities and Exchange Commission

Washington, D.C. 20549

United States of America

Ladies and Gentlemen:

We were previously principal accountants for Anheuser-Busch InBev SA/NV and, under the date of April 14, 2010, we reported on the consolidated financial statements of Anheuser-Busch InBev SA/NV as of and for the years ended December 31, 2009 and 2008. On April 27, 2010, our audit mandate expired and the shareholders approved the appointment of another accounting firm as their principal accountants for the years ending December 31, 2010, 2011 and 2012.

We have read the statements included under the heading “Change in Parent Guarantor’s Certifying Accountant” which appear in the Registration Statement on Form F-4 of Anheuser-Busch InBev SA/NV dated May 20, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with Anheuser-Busch InBev SA/NV’s statement that the newly engaged accountant was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Anheuser-Busch InBev SA/NV’s consolidated financial statements.

Very truly yours,

KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises

represented by

/s/ Jos Briers

Réviseur d’Entreprises/Bedrijfsrevisor

Brussels, BELGIUM

May 20, 2010